Exhibit 99.1

news release

QLT BOARD OF DIRECTORS ISSUES LETTER TO SHAREHOLDERS

OUTLINING NEW CORPORATE STRATEGY

For Immediate Release	July 9, 2012

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) announced today that Jason M. Aryeh, Chairman of the recently appointed Board of Directors of QLT, on behalf of the Board, today issued the following letter to QLT’s shareholders outlining a new corporate strategy and the rationale for its implementation:

Dear QLT Inc. Shareholders,

On behalf of QLT’s new Board of Directors, after 35 days on the job, during which we have held 7 full Board meetings and over 45 Board sub-committee meetings, I am pleased to take this opportunity to update you on our progress. With the input provided by dozens of the company’s constituents, and after careful and thorough consideration of all relevant factors, we have unanimously determined to take the following initial actions. We believe these actions to be in the best interest of QLT going forward:

1)	The company will focus its efforts on the development of its Synthetic Oral Retinoid program, QLT091001, in critical orphan indications. The first two indications for this program are Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa (RP). QLT hopes to be in pivotal clinical trials for LCA no later than the first quarter of 2013 and for RP no later than the end of the second quarter of 2013.

2)	The company has retained Goldman Sachs to explore the sale or spin-out of QLT’s Punctal Plug Delivery System (PPDS) and to determine whether the company should retain or explore opportunities to partner or sell its Visudyne business. In the interim, QLT is pleased to continue offering Visudyne as an important treatment option to patients in the United States.

3)	As a result of this strategic repositioning and after taking into account all relevant factors including the size and focus of QLT going forward, QLT’s Board of Directors has made the difficult decision to reduce the company’s personnel by 146 employees, who will be leaving the company over the coming days, weeks and months. The Board thanks these employees for their dedicated and loyal service to the company. The remaining 68 employees will focus the much leaner company on the clinical development of its Synthetic Oral Retinoid program and the maximization of the value of its Visudyne business.

4)	At the executive level, Robert Butchofsky, the company’s President & CEO, will also be leaving the company, but has graciously agreed to remain as CEO until July 31, 2012 or until the Board names a new CEO. The Board is currently evaluating several candidates to succeed Mr. Butchofsky. The Board thanks Mr. Butchofsky for his years of service and his integrity and professionalism throughout this transition period.

Mr. Sukhi Jagpal, QLT’s Controller, will assume the position of interim CFO succeeding Mr. Cameron Nelson. The Board expresses its sincere appreciation to Mr. Nelson for his dedicated service to QLT since May of 2000. Ms. Linda Lupini, QLT’s Senior Vice President, Human Resources and Organizational Development and Mr. Christopher Muller, Chief Commercial Officer of QLT Ophthalmics, Inc., will also be leaving the company. The Board sincerely thanks QLT’s entire management team for their cooperation and support in implementing the company’s new strategic direction.

5)	QLT expects to report a restructuring charge of approximately $15-19 million, of which total cash expenses for one-time severance and change of control payments will be approximately $14-17 million.

6)	Compared to QLT’s prior 2012 guidance, we expect operating expense savings of approximately $45-$50 million in 2013, which includes year over year savings of $20 million in Salaries and Benefits.

7)	The forecast for 2012 adjusted EBITDA is now between positive $3 million to negative $3 million, compared to QLT’s prior guidance of negative $10 to $17 million. QLT expects to be adjusted EBITDA positive in the fourth quarter of 2012. Additional financial guidance will be provided by QLT in its Q2 2012 earnings press release in August.

8)	The Board has authorized a $100 million return of capital to its shareholders, to be implemented as soon as practicable. The Board is currently exploring and evaluating a variety of options to most efficiently and effectively return capital to its shareholders.

9)	We are delighted to announce the appointment of Vince Anido, Jr., Ph.D., to the company’s Board of Directors. Dr. Anido is a highly respected ophthalmology industry veteran and leader. He assumes the directorship that was vacated. From 2001 to 2012, Dr. Anido was President, Chief Executive Officer and a Director of Ista Pharmaceuticals, a company recently acquired by Bausch & Lomb at a value of approximately $500 million. Prior to this, Dr. Anido was general partner of Windamere Venture Partners, served as President and CEO of CombiChem, Inc., a biotechnology company, and was President of the Americas Region of Allergan, a specialty pharmaceutical company focusing on ophthalmology, dermatology and neuromuscular indications.

10)	We are pleased to welcome Argot Partners as the company’s new public relations and investor relations firm.

As a result of the new Board’s strategy, QLT Inc. will preserve its significant financial resources, work to monetize non-core assets, and be in a position to intensify its focus on the development of its high-potential Oral Retinoid program. In making our decision to change the company’s strategic direction, we have been careful to ensure that no hindrance should occur in the development of QLT091001.

To understand why the Board is taking this new direction, it is critical to understand why it was elected and how QLT’s previous strategic plan could have put the company in a precarious financial position. Our Board was elected by concerned and frustrated shareholders, disquieted that the company’s spending and headcount seemed to be inappropriate given the nature of its assets, size and focus. These shareholders were concerned that resources were being misallocated and frustrated because their concerns appeared to be ignored repeatedly. After our detailed and very comprehensive assessment of the company’s affairs, the new Board determined that its shareholders’ concerns were justified. In this regard, we believe that it is critical that a change in QLT’s direction be implemented to prevent further erosion of QLT’s value and assets.

In particular, QLT’s strategic plan, implemented in September of 2011, had the potential to burn through the entirety of QLT’s “financial” assets, including:

1)	QLT’s cash balance, $207 million as of March 31, 2012.

2)	QLT’s remaining Eligard contingent payments from Tolmar, $105 million remaining as of March 31, 2012.

3)	QLT’s Novartis royalty payments generated from the ex-U.S. sale of Visudyne, historically trending at approximately $12-$14 million annually.

4)	QLT’s operating profit from U.S. Visudyne.

It is the new Board’s view that the implementation of the prior strategic plan, without a significant monetization of one of QLT’s core assets, would have taken QLT from a position of capital strength to one of potentially dire financial weakness. In addition, we believe that this plan would have required even more capital in the coming two to four years. The magnitude of this likely financing, up to $200 million, could have constituted a near recapitalization of the company.

Given this, it appears that the prior Board’s May 24 and May 31, 2012 proposals to return $75 to $100 million of capital to stakeholders in a Dutch Tender or other method would have resulted in negative net cash between 2013-2014. Thus, QLT would have been required to raise up to $300 million between 2013-2016 (again, without a significant monetization of one of QLT’s core assets). Assuming a stable market capitalization, which would have been unlikely, the ramifications of this plan may have resulted in shareholder dilution of over 75%.

Therefore, we believe that without the new strategic direction we’ve proposed for QLT, the company would have been unable to pursue its stated objectives without raising significant capital at likely significant cost to existing stockholders.

It is our firmly held belief that QLT can now largely preserve its financial resources while simultaneously maximizing the value of its core assets. The measures described in this letter, which comprise our initial strategic efforts, are designed to ensure that this strong financial position is maintained, while we work to drive significant shareholder value via the development of the company’s orphan-designated Oral Retinoid program and the maximization of our Visudyne assets.

On behalf of the new QLT Inc. Board of Directors, I would like to express our sincere gratitude to our supportive shareholders, to those dedicated employees who will be staying with the reorganized QLT, as well as to those who will be leaving QLT after years of loyal service.

While our efforts to enhance the value of QLT have just begun, we look forward to continuing our diligent service and to updating our shareholders as we enact additional measures to maximize QLT’s potential in the near, intermediate and long terms.

/s/ Jason M. Aryeh

Chairman of the Board of Directors

QLT Inc.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases, as well as U.S. marketing of the commercial product Visudyne® for the treatment of wet age-related macular degeneration.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning the timing of commencement of potential pivotal clinical trials; financial forecasts, outlook and guidance; restructuring costs and potential future savings; potential divestment of assets; potential repurchase of shares or return of capital; future plans and corporate strategy and potential benefits of the new strategic direction; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: uncertainties related to our ability and timing to divest assets; risks and uncertainties concerning the impacts that QLT’s strategic initiatives will have on the market price of our securities; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, our punctal plug technology and synthetic retinoid program); assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne® or Eligard® may be less than expected (including due to competitive products and pricing); and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release may also contain “forward-looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.